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                                                                    Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-112074) of Cepheid for the registration of 6,325,000 shares of its common stock of the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No.333-112074) and related Prospectus of Cepheid and to the incorporation by reference therein and in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of our report dated January 30, 2003, except for Note 16, as to which the date is March 4, 2003, with respect to the consolidated financial statements and schedule of Cepheid included in its Annual Report (Form 10-K) for the year ended
December 31, 2002, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Palo Alto, California
February 11, 2004